Exhibit 5.1

October 26, 2026

GridAI Technologies Corp.

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by GridAI Technologies Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, relating to the registration of an aggregate of 3,690,190 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 1,386,032 Shares issuable pursuant to awards that may be granted under the Company’s 2020 Omnibus Equity Incentive Plan, as amended and restated (the “Plan”), and (ii) 2,304,158 Shares that may be reoffered and resold pursuant to a reoffer prospectus included therein.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and (iii) receipt by the Company of the consideration for the Shares specified in (x) the applicable resolutions of the board of directors, or a duly authorized committee thereof and (y) the Plan, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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